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                                                                      EXHIBIT 99


PRESS RELEASE                             Contact: Bill Foust       Paul Roberts
                                                   770-569-4203     770-569-4277


                 SCHWEITZER-MAUDUIT ANNOUNCES A ONE-TIME CHARGE,
                      EXPECTED FOURTH QUARTER EARNINGS AND
                            SHARE REPURCHASE PROGRAM

Alpharetta, GA, December 18, 1998. Schweitzer-Mauduit International, Inc. (NYSE:
SWM) today announced that it will incur a one-time pre-tax charge in the fourth quarter of 1998 of approximately $4.0 million, which will have an unfavorable impact on diluted earnings per share of $.13.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said "the one-time charge is being taken in recognition of current business conditions and to implement organizational changes that will benefit future operations. Approximately two-thirds of the one-time charge is a noncash write-off of assets related to idle production equipment no longer expected to be used because of market conditions. The balance of the one-time charge is primarily for labor payments, the majority of which are related to a change in the operating shift structure in the Brazilian operations. The modified shift structure in Brazil will be implemented in January 1999 and is expected to provide approximately $1 million in annual pre-tax savings."

Mr. Deitrich added that, "excluding the one-time charge, diluted earnings per share for the fourth quarter of 1998 are expected to be in the range of $.27 to $.32. Results for the quarter will reflect the unfavorable impact of production downtime necessary to manage inventory levels."

The Company also announced that its Board of Directors has authorized the repurchase of shares of the Company's common stock during the period January 1, 1999 through December 31, 2000 in an amount not to exceed $20 million. The Company's current share repurchase authorization is effective through December 31, 1998.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

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